Exhibit 10.2

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (this "Agreement") is made between Spartan Motors, Inc. (the "Corporation") located at 1541 Reynolds Road, Charlotte, MI 48813 and Wyn Legal & Compliance Group, PLLC ("Consultant") located at 3100 Noble Rd., Williamston, MI, 48895. Individually, the Corporation and Consultant shall be referred to as "Party" and collectively the Corporation and Consultant shall be referred to as the “Parties."

FACTUAL RECITALS:

WHEREAS, the Corporation desires to retain the Consultant's professional consulting set-vices and avail itself of the Consultant's experience and knowledge;

WHEREAS, the Consultant desires to furnish professional consulting services to the Corporation upon the terms, provisions and conditions herein set forth;

WHEREAS, the Consultant is experienced in legal matters and is licensed in Michigan,

NOW, THEREFORE, the Parties agree as follows:

1)     Services to be Rendered and Scope. Subject to the terms and conditions of this Agreement, the Corporation shall retain the services of the Consultant to perform legal services as assigned by Thomas Kivell.

2)     Term of Agreement. This Agreement shall commence upon the signing of this Agreement by both Parties and shall remain in force until terminated. Either Party may terminate the Agreement by giving thirty (30) calendar days written notice to the other Party. The Corporation may immediately terminate this Agreement for cause in the event of any material default in performance by the Consultant or if the Consultant fails to materially comply with the terms and conditions of this Agreement. Before terminating this Agreement for default, the Corporation will provide the Consultant with a written cure notice stating that the Consultant has ten (10) calendar days to cure the deficiency in performance. If Consultant fails to correct the deficiency to the Corporation's reasonable satisfaction within ten (10) calendar days after receiving the cure notification, the Corporation may exercise the right to terminate this Agreement for default.

3)    Compensation & Expenses. The Corporation shall compensate the Consultant for the services rendered at a rate of $1,000 per day. Consultant will perform legal services for the Corporation no less than three (3) days per week, excluding holidays (two (2) days on-site and one (1) day off-site). Consultant further agrees to use reasonable efforts to be available to perform legal services more than three (3) days per week as requested by the Corporation at the same rate of $1,000 per day. In the event Consultant performs services for the Corporation more than three (3) days per week, the parties will agree to the number of days to be worked on-site and off-site.

The Consultant will submit to the Corporation on a bi-weekly basis an invoice detailing the services rendered during such period, the total number of days worked during such period, and the total amount due. In the event the Corporation requires out-of-town travel by the Consultant, the Consultant shall follow Spartan's Travel and Expense guidelines, a copy of which is attached hereto as Exhibit A. Invoices will be paid net 15 days.

Form Contract for Individual Consultants -  Non-Government Related

4)      Death or Disability of Consultant. The Corporation's obligation to compensate the Consultant as provided herein is dependent upon the Consultant's rendering the services contemplated hereunder and therefore, shall terminate on the Consultant's death, or any disability that prevents the Consultant from performing the services specified in this Agreement.

5)     Conflicts of Interest. Consultant warrants and represents he has no real or apparent personal conflicts of interest (collectively "Conflicts"). Consultant further acknowledges his affirmative obligation to monitor for any real or apparent Conflicts during all services performed pursuant to this Agreement and to immediately notify the Co1poration if a real or apparent Conflict arises. Consultant has the burden of ensuring that none of the work performed under this Agreement presents a Conflict for the Corporation.

6)     Non-Competition/Non-Solicitation. Consultant hereby agrees that he shall not, directly or indirectly, do any of the following: (i) employ or solicit the employment or engagement by others of any associate or contractor of the Co1poration or encourage any such person to terminate such relationship with the Corporation; (ii) encourage any customer, client, supplier or other business relationship of the Corporation to terminate or alter such relationship, whether contractual or otherwise, to the disadvantage of the Corporation; (iii) encourage any prospective customer or supplier not to enter into a business relationship with the Corporation; or (iv) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Corporation and any customer, supplier or other business relationship of the Corporation.

7)     Independent Contractor Status. In furnishing his services hereunder, the Consultant shall act as an independent contractor in relation to the Corporation. Accordingly, the Consultant shall have no authority to act for or on behalf of the Corporation or to bind the Corporation without its express written consent and shall not be considered as having employee status for any employee benefit plan applicable to the Corporation's employee's generally. The Consultant understands that he is not an employee of the Corporation, that the Corporation is not required to provide him with workers' compensation, and that he is responsible for his own federal and state income, social security, unemployment, and disability taxes.

8)     Confidentiality. Confidential and proprieta1y information ("Confidential Information") means information, oral or written, not generally available to the public that has value to the Corporation, including, but not limited to, information relating to the Corporation's services, products, designs, or research; information relating to the Corporation's business operations such as its marketing plans, customer lists and pricing methods; the Corporation's personnel and organization data; and Corporation's private and sensitive personnel information about Corporation's associates, which is disclosed to Consultant in connection with the services provided under this Agreement. Consultant will not, at any time, whether during the term of this Agreement or thereafter, use Confidential Information (other than on behalf of the Co1poration about the performance of services under this Agreement) or disclose Confidential Information to any person or entity outside of the Corporation for any reason or purpose whatsoever. All Confidential Information disclosed in the performance of this Agreement shall remain the property of the Corporation.

a)     Consultant acknowledges that under this Agreement, Consultant will have access to Corporation's private and sensitive personnel information about Corporation's associates. Consultant shall not, at any time, whether during the term of this Agreement or thereafter, use such private and sensitive personnel information (other than on behalf of the Corporation in connection with the performance of services under this Agreement) or disclose such information to any person or entity outside of the Corporation for any reason or impose whatsoever.

Form Contract for Individual Consultants -  Non-Government Related

b)     Confidential Information does not include information that (i) is or becomes part of the public domain, (ii) was known to the Consultant prior to the disclosure, or (iii) is or can be independently acquired or developed by the Consultant without violating any of his obligations under this Agreement.

c)     In the event that Consultant receives a request to disclose all or any part of any Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, judicial or administrative agency or by a legislative body or committee, such disclosure by the Consultant shall not constitute a violation of this Agreement provided that Consultant (a) promptly notifies the Corporation of the existence, terms and circumstances surrounding such request, (b) consults with the Corporation on the advisability of taking available legal steps to resist or narrow such request, and (c) if disclosure of such Confidential Information is required or deemed advisable, exercises best efforts to obtain an order or other reliable assurance, at the Corporation's expense, that confidential treatment will be accorded to such portion of the Confidential Information to be disclosed which the Corporation designates.

d)     After the expiration or termination of this Agreement, all records, notes, documents and other tangible information supplied by the Corporation to Consultant about the consulting relationship and all copies, reprints, reproductions or translations thereof made and retained by Consultant, will upon thirty (30) days written notice, be returned to the Corporation or destroyed, at the Corporation's sole option.

9)      Ownership. Any and all work product produced and provided by Consultant in the course of Consultant's performance of services under this Agreement, including, without limitation, all creations, designs, copyrightable materials, works of authorship created by Consultant and all underlying intellectual property rights (the "Work Product") shall be the sole and exclusive property of Corporation and Consultant shall have no rights to retain or use any of the Work Product, except as otherwise agreed in writing by Corporation and Consultant.

10)     Severability. Any provision of this Agreement that is prohibited or unenforceable, to any extent, shall be void to the extent of that prohibition or unenforceability only. The remainder of this Agreement, including the remainder of any provision found only partially invalid or unenforceable, shall continue to be in full force and effect and shall not be affected by such invalidity or unenforceability.

11)    Notices. All notices or other communication required or permitted under this agreement shall be served in writing by hand to the other Party or by registered mail, return receipt requested. Notice by mail shall be addressed to each Party at the address set forth above.

12)    Entire Agreement. The Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements or understandings between the Consultant and the Corporation.

13)    Amendment. No amendment, modification or termination of, or addition to this Agreement shall be valid unless and until executed in writing by the Parties to this Agreement.

14)    No Assignment. This Agreement may not be assigned by either Party.

Form Contract for Individual Consultants -  Non-Government Related

15)    Applicable Law. This Agreement shall be governed by, and consb.ucted and enforced in accordance with, the laws of the State of Michigan.

IN WITNESS WHEREOF, the Parties have executed this Agreement with an effective date of July 1, 2018.

Spartan Motors, Inc.	Dated: July 1, 2018

/S/ Thomas C. Schultz
By: Thomas C. Schultz Its: Chief Administrative Officer

Wyn Legal & Compliance Group, PLLC	Dated: July 1, 2018

/S/ Thomas T. Kivell
By: Thomas T. Kivell Its: President

Form Contract for Individual Consultants -  Non-Government Related

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